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                                   EXHIBIT 4.6

                      SECOND AMENDMENT TO BROOKTROUT, INC.
                            1999 STOCK INCENTIVE PLAN

         This Second Amendment (the "Second Amendment") to the Brooktrout, Inc. ("Brooktrout" or the "Company") 1999 Stock Incentive Plan, dated December 8, 1999 (the "Plan"), was adopted by the Board of Directors (the "Board") of the Company on October 9, 2001.

         WHEREAS, the Board believes that the availability of an adequate number of shares of common stock, $.01 par value per share (the "Stock"), under the Plan has been, and in the future will be, an important factor in attracting and retaining the highest caliber employees of the Company;

         WHEREAS, the Board further believes that the number of shares of Stock, available for issuance under the Plan is currently insufficient; and

         WHEREAS, the Board adopted an increase of four hundred thousand (400,000) shares of Stock available for issuance under the Plan;

         NOW, THEREFORE, the Plan is hereby amended in the following manner: The first sentence of Section 3 clause (a) is amended to increase the maximum number of shares of Stock reserved and available for issuance under the Plan from nine hundred thousand (900,000) to one million three hundred thousand (1,300,000).